Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Calvert World Values Fund, Inc.:

We consent to the use of our report, incorporated herein by reference, dated November 21, 2008, with respect to the financial statements of the Calvert World Values International Equity Fund, Calvert Capital Accumulation Fund, and Calvert International Opportunities Fund, each a series of the Calvert World Values Fund, Inc., as of September 30, 2008 and to the references to our firm under the heading "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Custodian" in the Statement of Additional Information.

KPMG LLP
Philadelphia, Pennsylvania
January 27, 2009